Exhibit 99.1

Egalet Announces FDA Advisory Committees Recommend Approval of Abuse-Deterrent ARYMO™ ER (Morphine Sulfate) and Reports Second Quarter 2016 Financial Results

—Committees voted that if approved ARYMO ER should be labeled as an abuse-deterrent product by the intravenous, nasal and oral routes of abuse—

—Company to discuss results of the FDA Advisory Committees meeting and the financial results during conference call today at 5:15 PM EDT—

Wayne, Penn. — August 4, 2016 — Egalet Corporation (Nasdaq: EGLT) (“Egalet”), a fully integrated specialty pharmaceutical company focused on developing, manufacturing and commercializing innovative treatments for pain and other conditions, today announced that the joint meeting of the Anesthetic and Analgesic Drug Products Advisory Committee and Drug Safety and Risk Management Advisory Committee of the U.S. Food and Drug Administration (FDA) voted 18 to 1 to recommend approval of ARYMO™ ER (morphine sulfate). ARYMO ER was developed using Egalet’s proprietary Guardian™ Technology for the management of pain severe enough to require daily, around-the-clock, long-term opioid treatment and for which alternative treatment options are inadequate.

The committees also voted:

•          16 to 3 that if approved, ARYMO ER should be labeled as an abuse-deterrent product by the oral route of abuse;

•          18 to 1 that if approved, ARYMO ER should be labeled as an abuse-deterrent product by the nasal route of abuse; and

•          18 to 1 that if approved, ARYMO ER should be labeled as an abuse-deterrent product by the intravenous route of abuse.

“The Committees’ support of ARYMO ER labeling as an abuse-deterrent product by the intravenous, nasal and oral routes of abuse is an important step forward in the development of this product candidate,” said Bob Radie, president and CEO of Egalet. “We believe ARYMO can offer patients, when appropriate, effective pain relief and can deter potential abuse. We will continue to work closely with the FDA over the next few months to bring this product to the market.”

Based on the committees’ votes, Egalet anticipates, if approved, the label for ARYMO ER will describe the product’s abuse-deterrent properties that are expected to reduce, but not totally prevent, abuse of the drug when the tablets are manipulated. The FDA is not bound by the recommendations of its advisory committees, but will consider their guidance during the review of the NDA for ARYMO ER. The FDA Prescription Drug User Fee Act (PDUFA) goal date for a decision is October 14, 2016.

Today the Company also reported financial results for the second quarter ended June 30, 2016.

Second Quarter 2016 Financial Results:

•                  Cash Position: As of June 30, 2016, Egalet had cash and marketable securities totaling $103.7 million.

•                  Revenue: Total net revenue was $3.5 million for the quarter ended June 30, 2016 compared to $959,000 for the quarter ended June 30, 2015. There were net product sales of $3.5 million for the quarter ended June 30, 2016 compared to $607,000 for the quarter ended June 30, 2015. Related party revenues decreased from $352,000 for the quarter ended June 30, 2015 to $0 for the quarter ended June 30, 2016 due to the termination of the collaboration agreement with Shionogi in the fourth quarter of 2015.

•                  Cost of Sales: Cost of sales was $784,000 for the quarter ended June 30, 2016 and $207,000 for the second quarter of 2015 related to the sales of SPRIX Nasal Spray and OXAYDO. The cost of sales for SPRIX Nasal Spray (excluding product amortization rights) reflects the fair value of finished goods inventory that was acquired as part of the acquisition and the average cost of inventory produced, which was dispensed to patients during the period. The cost of sales for OXAYDO (excluding product amortization rights) reflects the average costs of inventory dispensed to patients during the period. Cost of sales for the second quarter of 2016 consisted of both SPRIX Nasal Spray and OXAYDO sales, while the second quarter in 2015 consisted only of SPRIX Nasal Spray sales.

•                  G&A Expenses: General and administrative expenses increased to $8.9 million for the quarter ended June 30, 2016 compared to $5.8 million for the same period in 2015. This was primarily attributable to increases in employee salary and benefits, due to the expansion of the U.S. organization, stock-based compensation expense, regulatory fees and professional fees associated with preparing for the August 4 FDA Advisory Committees meeting.

•                  S&M Expenses: Sales and marketing expenses increased to $6.3 million for the quarter ended June 30, 2016 from $3.3 million in the quarter ended June 30, 2015, primarily related to the growth in the U.S.-based commercial organization, including increases in salary and benefits, the contract sales force and sales and marketing for SPRIX Nasal Spray and OXAYDO.

•                  R&D Expenses: Research and development expenses increased to $8.7 million for the quarter ended June 30, 2016 from $4.9 million for the quarter ended June 30, 2015. The increase was driven primarily by an increase in development costs for Egalet-002 and OXAYDO, and offset by a decrease in development costs for ARYMO ER.

•                  Interest Expense: Interest expense was $2.3 million for the quarter ended June 30, 2016 and $2.3 million for the same period in 2015. Interest expense is due primarily to the loan agreement with Hercules and the 5.50% convertible notes.

•                  Net Loss: Net loss for the quarter ended June 30, 2016 was $23.8 million, or $0.97 per share, compared to a net loss of $17.1 million, or $1.03 per share, for the quarter ended June 30, 2015.

Conference Call Information

Results from the second quarter financial results and the FDA Advisory Committee meeting will be discussed on the conference call later day.

Time: 5:15 p.m. EDT
Webcast (live and archived): http://egalet.investorroom.com/eventsandwebcasts
Dial-in numbers:

•                  1-888-346-2615 (domestic)

•                  1-412-902-4253 (international)

Replay numbers:

•                  1-877-344-7529 (domestic)

•                  1-412-317-0088 (international)

Conference number: 10090245

About Egalet

Egalet, a fully integrated specialty pharmaceutical company, is focused on developing, manufacturing and commercializing innovative treatments for pain and other conditions. Egalet has two approved products: OXAYDO® (oxycodone HCI, USP) tablets for oral use only —CII and SPRIX® (ketorolac tromethamine) Nasal Spray. In addition, using its proprietary Guardian™ Technology, Egalet is developing a pipeline of clinical-stage, product candidates that are specifically designed to deter abuse by physical and chemical manipulation. The lead programs, ARYMO™ ER, an abuse-deterrent, extended-release, oral morphine formulation, and Egalet-002, an abuse-deterrent, extended-release, oral oxycodone formulation, are being developed for the management of pain severe enough to require daily, around-the-clock, long-term opioid treatment and for which alternative treatment options are inadequate. Egalet’s Guardian Technology can be applied broadly across different classes of pharmaceutical products and can be used to develop combination products that include multiple active pharmaceutical ingredients with similar or different release profiles. For additional information on Egalet, please visit egalet.com. For full prescribing information on SPRIX, including the boxed warning, please visit sprix.com. For full prescribing information on OXAYDO, please visit oxaydo.com.

Safe Harbor

Statements included in this press release (including but not limited to anticipated labeling for ARYMO ER) that are not historical in nature are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on management’s current expectations, and are subject to known and unknown uncertainties and risks. Actual results could differ materially from those discussed due to a number of factors, including, but not limited to: the success of Egalet’s clinical trials, including the timely recruitment of trial subjects and meeting the timelines therefor; Egalet’s ability to obtain regulatory approval of its product candidates; Egalet’s ability to maintain the intellectual property position of its products and product candidates; Egalet’s ability to identify and reliance upon qualified third parties to manufacture its products; Egalet’s ability to service its debt obligations; Egalet’s ability to raise additional funds related to execute its business plan and growth strategy in terms acceptable to Egalet, if at all; Egalet’s ability to find and hire qualified sales professionals; the receptivity in the marketplace and among physicians to Egalet’s products; the success of products which compete with Egalet’s that are or become available; general market conditions; and other risk factors described in Egalet’s filings with the United States Securities and Exchange Commission. Egalet assumes no obligation to update or revise any forward-looking-statements contained in this press release whether as a result of new information or future events, except as may be required by law.

Investor and Media Contact:

E. Blair Clark-Schoeb
Senior Vice President, Communications
Email: bcs@egalet.com
Tel: 917-432-9275

Tables Attached

Egalet Corporation and Subsidiaries
Consolidated Statements of Operations (Unaudited)
(in thousands, except share and per share data)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2015	2016	2015	2016
Revenues
Net product sales	$607	$3,450	$769	$6,013
Collaboration revenues	—	—	—	100
Related party revenues	352	—	973	—
Total revenue	959	3,450	1,742	6,113

Cost and Expenses
Cost of sales (excluding amortization of product rights)	207	784	301	1,666
Amortization of product rights	585	503	963	1,004
General and administrative	5,804	8,854	10,499	14,852
Sales and marketing	3,284	6,280	4,859	12,482
Research and development	4,903	8,697	15,303	14,816
Total costs and expenses	14,783	25,118	31,925	44,820
Loss from operations	(13,824)	(21,668)	(30,183)	(38,707)

Other (income) expense:
Change in fair value of derivative liability	773	(43)	773	(653)
Interest expense, net	2,306	2,315	2,766	4,624
Other (gain) loss	(2)	69	(2)	66
Loss on foreign currency exchange	188	5	85	3
	3,265	2,346	3,622	4,040
Loss before provision (benefit) for income taxes	(17,089)	(24,014)	(33,805)	(42,747)
Provision (benefit) for income taxes	(23)	(237)	3	(422)
Net loss	$(17,066)	$(23,777)	$(33,808)	$(42,325)
Per share information:
Net loss per share of common stock, basic and diluted	$(1.03)	$(0.97)	$(2.05)	$(1.73)
Weighted-average shares outstanding, basic and diluted	16,506,798	24,468,747	16,481,354	24,437,497

Egalet Corporation and Subsidiaries
Consolidated Balance Sheets
(in thousands, except share and per share data)

	December 31, 2015	June 30, 2016
		(unaudited)
Assets
Current assets:
Cash and cash equivalents	$46,665	$35,021
Marketable securities, available for sale	99,042	68,647
Accounts receivable	295	820
Related party receivable	57	—
Inventory	1,837	1,742
Prepaid expenses and other current assets	1,295	1,142
Other receivables	1,047	1,089
Total current assets	150,238	108,461
Intangible assets, net	10,380	9,405
Property and equipment, net	7,801	12,268
Deposits and other assets	3,997	3,440
Total assets	$172,416	$133,574
Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	7,417	6,112
Accrued expenses	7,616	9,026
Deferred revenue	10,128	7,182
Debt - current	3,320	6,809
Other current liabilities	183	383
Total current liabilities	28,664	29,512
Debt - non-current portion, net	52,442	51,439
Deferred income tax liability	1,084	662
Derivative liability	656	3
Other liabilities	348	1,504
Total liabilities	83,194	83,120

Commitments and contingencies (Note 10)
Stockholders’ equity
Common stock—$0.001 par value; 75,000,000 shares authorized at December 31, 2015 and June 30, 2016; 25,085,554 and 25,094,122 shares issued and outstanding at December 31, 2015 and June 30, 2016, respectively	25	25
Additional paid-in capital	223,784	226,808
Accumulated other comprehensive (loss) income	(41)	495
Accumulated deficit	(134,546)	(176,874)
Total stockholders’ equity	89,222	50,454
Total liabilities and stockholders’ equity	$172,416	$133,574